Exhibit 99.1

                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601

Champions Oncology Reports Quarterly Revenue of $13.1 Million
Record Annual Revenue of $53.9 Million

Hackensack, NJ – July 24, 2023 – Champions Oncology, Inc. (Nasdaq: CSBR), a leading global technology-enabled biotech that is transforming drug discovery through innovative AI-driven pharmaco-pheno-multiomic integration, today announced its financial results for the fiscal year and fourth quarter ended April 30, 2023.

Fourth Quarter and Fiscal Year 2023 Financial and Recent Business Highlights:
•Fourth quarter revenue increased 2% to $13.1 million
•Record annual revenue of $53.9 million, an increase of 10% year-over-year
•Year-over-year fourth quarter and annual bookings increase of 15%
•Announced the formation of our wholly owned bio-tech subsidiary, Corellia AI, to develop novel therapeutics

Ronnie Morris, CEO of Champions, commented, “Overall we had another year of business expansion, developing our platforms and investing in our drug discovery efforts. As mentioned during the year, the down-turn in the economy, and specifically the biotech sector, was going to weigh on our year end results. However, demand for our services reaccelerated and our long term prospects are strong.” Morris added, “launching our wholly owned subsidiary, Corellia, to advance our therapeutic discovery initiative is a significant milestone for Champions as we add early stage biotech capabilities utilizing our data to facilitate future growth.”

David Miller, CFO of Champions added, “We realized another year of record annual revenue, growing to $54 million, coming in at the low end of our revenue guidance. As addressed during the year, an increase in study cancellations led to revenue growth below our historic performance rates and impacted profitability. While pressures still remain, our pipeline of opportunities has reaccelerated and we remain well positioned for a return to profitability in the second half of the current fiscal year and the long term.”

Fourth Fiscal Quarter Financial Results

Total revenue for the fourth quarter of fiscal 2023 was $13.1 million, an increase of 2%, compared to $12.9 million for the same period last year. The increase in revenue was due to continued demand and larger study sizes for our pharmacology studies, including in-vivo and ex-vivo services. Total costs and operating expenses for the fourth quarter of fiscal 2023 were $15.6 million compared to $13.2 million for the fourth quarter of fiscal 2022, an increase of $2.4 million or 18%.

For the fourth quarter of fiscal 2023, Champions reported a loss from operations of $2.5 million, which includes $209,000 in stock-based compensation, $583,000 in depreciation and

Exhibit 99.1
amortization, and an $807,000 asset impairment charge compared to a loss from operations of $311,000, inclusive of $188,000 in stock-based compensation and $568,000 in depreciation and amortization in the fourth quarter of fiscal 2022. Excluding stock-based compensation, depreciation and amortization expenses, and an asset impairment charge, Champions reported an adjusted EBITDA loss for the quarter of $922,000, compared to adjusted EBITDA of $445,000 in the prior year period.

Cost of oncology solutions was $7.3 million for the three months ended April 30, 2023, an increase of $1.1 million, or 18% compared to $6.2 million for the three months ended April 30, 2022. The increase in cost of sales was primarily due to an increase in compensation and lab supply expenses. For the three months ended April 30, 2023, gross margin was 44% compared to 52% for the three months ended April 30, 2022. The lower margin resulted from the increase in compensation which was incurred to support bookings growth that failed to convert to revenue at the expected conversion rates.
Research and development expense was $2.9 million for the three months ended April 30, 2023, an increase of $263,000, or 10%, compared to $2.6 million in the prior year. The increase was primarily due to compensation and lab expenses as we increased investment in our drug discovery program. Sales and marketing expense for the three months ended April 30, 2023 was $1.8 million, an increase of $234,000, or 14%, compared to $1.6 million for the three months ended April 30, 2022. The increase was the result of an increase in compensation and marketing initiatives. General and administrative expense was $2.7 million for the three months ended April 30, 2023 compared to $2.8 million for the three months ended April 30, 2022, a slight decrease of $16,000, or 1%. An asset impairment charge of $807,000 was recorded as a one-time charge to write-off the remaining balance of the capitalized software development costs for our Lumin Bioinformatics SaaS platform.

Net cash used in operating activities for the quarter was approximately $693,000 resulting primarily from an operating loss and changes in our working capital accounts in the ordinary course of business. Net cash used in investing activities was $760,000 primarily from purchases of additional lab equipment. Net cash used in financing activities was approximately $75,000 related to the Company’s stock repurchase program. The Company ended the quarter with a strong cash position of $10.1 million and no debt.

Year-to-Date Financial Results

Total revenue for fiscal year 2023 was $53.9 million, an increase of 10%, compared to $49.1 million for fiscal year 2022. The increase in revenue was due to the expansion of our platforms, business lines, and demand for our services. Total operating expenses increased 22% to $59.1 million for fiscal year 2023, as compared to $48.5 million for the prior year.

For the twelve months ended April 30, 2023, Champions reported a net loss from operations of $5.3 million, inclusive of $864,000 in stock-based compensation expense, $2.2 million in depreciation and amortization expenses, and an asset impairment charge of $807,000 compared to income from operations of $607,000, inclusive of $912,000 in stock-based compensation expense and $1.6 million in depreciation and amortization expenses for the prior year. Excluding stock-based compensation, depreciation and amortization, and asset impairment, Champions reported an adjusted EBITDA loss of $1.3 million for fiscal year 2023 compared to adjusted EBITDA of $3.1 million in the prior year.

Cost of oncology solutions was $29.5 million for the twelve months ended April 30, 2023, an increase of $5.9 million or 25%, compared to $23.6 million, for the twelve months ended April 30, 2022. The increase in cost of oncology services was mainly due to an increase in

Exhibit 99.1
compensation and supply expenses. Gross margin was 45% for the twelve months ended April 30, 2023 compared to 52% for the twelve months ended April 30, 2022. The lower margin resulted from the increase in compensation which was incurred to support bookings growth that failed to convert to revenue at the expected conversion rates due to an increase in study cancellations.

Research and development expense was $11.5 million for fiscal year 2023, an increase of $2.2 million, or 23%, compared to $9.4 million for the prior year. The increase was mainly due to the investment in therapeutic discovery programs with the increase coming primarily from compensation, lab supply expenses, and early drug development milestone expenses. Sales and marketing expense for fiscal year 2023 was $7.0 million, an increase of $623,000, or 10%, compared to $6.4 million for fiscal year 2022. The increase was primarily due to compensation expense driven by the continued expansion of our business development teams and marketing initiatives, including increased conference attendance due to the easing of Covid restrictions. General and administrative expense was $10.2 million for fiscal year 2023, an increase of $1.1 million, or 12%, compared to $9.1 million for fiscal year 2022. General and administrative expenses were primarily comprised of compensation, insurance, professional fees, IT, and depreciation and amortization expenses. The increase in general and administrative expense was primarily due to increases in IT expenses to support the overall growth of the company and an increase in non-cash depreciation and amortization expenses. A one-time asset impairment charge of $807,000 was recorded to write-off the remaining balance of our capitalized software development costs for our Lumin Bioinformatics SaaS platform.

Net cash generated from operations was $4.0 million for fiscal year 2023. Cash generated from operations was primarily due to changes in working capital accounts in the ordinary course of business and an increase in deferred revenue as a result of strong bookings. Net cash used in investing activities was $2.9 million primarily from investment in additional lab equipment. The Company ended the year in a strong cash position of $10.1 million and has no debt.

Conference Call Information:

The Company will host a conference call today at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its fourth quarter financial results. To participate in the call, please call 877-545-0523 (domestic) or 973-528-0016 (international) ten minutes ahead of the call and enter the access code 477670. A replay of the call will be available by dialing 877-481-4010 (Domestic) or 919-882-2331 (International) and entering passcode: 48774, or by accessing the investors section of the company's website within 72 hours.

Full details of the Company’s financial results will be available on, or before, Monday July 24, 2023 in the Company’s Form 10-K at https://www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP to non-GAAP Net Income (loss) (Unaudited) for an explanation of the amounts excluded to arrive at non-GAAP net income (loss) and related non-GAAP net income (loss) per share amounts for the three and twelve months ended April 30, 2023 and 2022. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income (loss) and non-GAAP income (loss) per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive income (loss) per

Exhibit 99.1
share amounts as non-GAAP net income (loss) divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net income (loss) and non-GAAP diluted income (loss) per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology is a technology-driven research organization that develops innovative therapeutics against cancer targets, offers research software as a service, and provides end-to-end R&D services to biopharma organizations. Champions Oncology is actively engaged in the transformation of drug discovery through a novel approach of pharmaco-pheno-multiomic integration. For more information, please visit www.ChampionsOncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2023 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net Income (Loss) (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2023	2022	2023	2022
Net income (loss) - GAAP	$(2,561)	$(344)	$(5,335)	$548
Less:
Stock-based compensation	$209	$188	$864	$912
Net income (loss) - non-GAAP	$(2,352)	$(156)	$(4,471)	$1,460

Reconciliation of GAAP EPS to Non-GAAP EPS - Basic (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2023	2022	2023	2022
EPS – GAAP, basic	$(0.19)	$(0.03)	$(0.39)	$0.04
Less:
Effect of stock-based compensation on EPS	$0.02	$0.01	$0.06	$0.07
EPS - non-GAAP, basic	$(0.17)	$(0.02)	$(0.33)	$0.11

Reconciliation of GAAP EPS to Non-GAAP EPS -Diluted (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2023	2022	2023	2022
EPS – GAAP, diluted	$(0.19)	$(0.03)	$(0.39)	$0.02
Less:
Effect of stock-based compensation on EPS	$0.02	$0.01	$0.06	$0.07
EPS - non-GAAP, diluted	$(0.17)	$(0.02)	$(0.33)	$0.07

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2023	2022	2023	2022
Oncology services revenue	$13,071	$12,877	$53,870	$49,109

Costs and operating expenses:
Cost of oncology services	7,337	6,221	29,532	23,632
Research and development	2,853	2,590	11,545	9,374
Sales and marketing	1,849	1,615	7,002	6,379
General and administrative	2,746	2,762	10,240	9,117
Asset Impairment	807	—	807	—
Income (loss) from operations	$(2,521)	$(311)	$(5,256)	$607
Other expense, net	(20)	(35)	(11)	(24)
Net income (loss) before provision (benefit) for income taxes	$(2,541)	$(346)	$(5,267)	$583
Provision (benefit) for income taxes	20	(2)	68	35
Net income (loss)	$(2,561)	$(344)	$(5,335)	$548

Net income (loss) per common share outstanding
basic	$(0.19)	$(0.03)	$(0.39)	$0.04
and diluted	$(0.19)	$(0.03)	$(0.39)	$0.04

Weighted average common shares outstanding
basic	13,557,023	13,509,151	13,541,559	13,197,170
and diluted	13,557,023	13,509,151	13,541,559	14,159,799

Condensed Consolidated Balance Sheets as of

	April 30, 2023	April 30, 2022
Cash	$10,118	$9,007
Accounts receivable	8,011	9,513
Prepaid expenses and other current assets	1,328	1,144
Total current assets	19,457	19,664

Property and equipment, net	$7,186	$7,134
Operating lease right-of-use assets, net	7,318	8,230
Other long term assets	15	15
Goodwill	335	335
Total assets	$34,311	$35,378

Accounts payable	5,334	2,868
Accrued liabilities	2,270	2,414
Current portion of operating lease liabilities	1,208	1,054
Other current liability	145	72
Deferred revenue	12,776	11,071
Total current liabilities	21,733	17,479

Non-current portion operating lease liabilities	7,391	8,412
Other non-current liabilities	551	391
Stockholders’ equity	4,636	9,096
Total liabilities and stockholders’ equity	$34,311	$35,378

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended April 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(5,335)	$548
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation expense	864	912
Depreciation and amortization expense	2,246	1,627
Operating lease right of use assets	952	786
Net gain on disposal of equipment	—	(4)
Allowance for doubtful accounts	195	292
Asset impairment	807	—
Changes in operating assets and liabilities	4,226	2,336
Net cash provided by operating activities	3,955	6,497

Cash flows from investing activities:
Purchases of property and equipment	(2,872)	(2,384)
Net cash used in investing activities	(2,872)	(2,384)

Cash flows from financing activities:
Repurchases of common stock	(74)	—
Proceeds from exercise of options	85	207
Net cash provided by financing activities	11	207

Increase in cash	1,094	4,320
Cash, beginning of period	9,007	4,687
Cash, end of period	$10,101	$9,007

Non-cash operating activities:
Right-of-use assets obtained in exchange for operating lease liabilities	231	205